Exhibit 10.1
Execution Copy

STOCK PURCHASE AGREEMENT
by and between
PPL Corporation

and

UGI Utilities, Inc.
Dated as of March 5, 2008

-i-

Appendices
Appendix A

Exhibits
Exhibits A	Stock Transfer Form

Schedules

Schedule 1.1	Aggregate Net Working Capital
Schedule 2(a)	Seller’s Knowledge
Schedule 2(b)	Buyer’s Knowledge
Schedule 3.3	Seller’s Consents
Schedule 3.4	Seller’s Legal Proceedings
Schedule 3.6	Seller’s Title
Schedule 4.2(a)	Companies’ Subsidiaries
Schedule 4.2(b)	Companies’ Liens on Subsidiaries Ownership
Schedule 4.4	Companies’ Absence of Certain Changes or Events
Schedule 4.5	Companies’ Legal Proceedings
Schedule 4.7(c)	Companies’ Material Contracts
Schedule 4.8	Companies’ Properties; No Liens
Schedule 4.9(a)	Companies’ Employee Benefit Plans
Schedule 4.9(e)	Companies’ Collective Bargaining Agreements, Strikes, Lockouts and Employment Investigations
Schedule 4.10	Companies’ Environmental Matters
Schedule 4.11	Companies’ Insurance
Schedule 4.12	Companies’ Taxes
Schedule 4.14	Companies’ Intellectual Property
Schedule 4.16	Companies’ Absence of Undisclosed Liabilities
Schedule 5.3	Buyer’s Consents and Filings
Schedule 6.2(a)	Conduct of Business Pending the Closing
Schedule 6.2(a)(xii)	Cumulative Capital Expenditures
Schedule 6.3(a)	Support Obligations
Schedule 6.11(a)	Termination of Certain Services and Contracts
Schedule 6.11(b)	Transition Services
Schedule 6.14(b)(i)	Continuity of Employment at Closing
Schedule 6.14(d)(i)	Buyer’s Plans
Schedule 6.14(d)(ii)	Post-Closing Compensation and Benefits
Schedule 6.14(e)	Severance
Schedule 6.14(e)(i)	Certain Changes
Schedule 6.15(a)	Tax Returns

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of March 5, 2008 and is by and between PPL Corporation, a Pennsylvania corporation (“Seller”), and UGI Utilities, Inc., a Pennsylvania corporation (“Buyer”).
RECITALS
WHEREAS, Seller owns 100% of the issued and outstanding equity of PPL Gas Utilities Corporation, a Pennsylvania corporation (“PPL Gas Utilities”);
WHEREAS, in accordance with this Agreement, Buyer desires to purchase, and Seller desires to sell to Buyer, 100% of the issued and outstanding shares of capital stock of PPL Gas Utilities (the “PPL Gas Utilities Shares”).
NOW THEREFORE, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
SECTION 1.1. Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A hereto.
ARTICLE II
PURCHASE AND SALE
SECTION 2.1. Purchase and Sale of the PPL Gas Utilities Shares and Purchase Price. (a) In accordance with the terms and subject to this Agreement, Buyer agrees to purchase the PPL Gas Utilities Shares and Seller agrees to sell to Buyer the PPL Gas Utilities Shares free and clear of any Liens other than any arising out of this Agreement.
(b) The aggregate purchase price (the “Purchase Price”) for the PPL Gas Utilities Shares shall be an amount equal to Two Hundred Sixty Seven Million Six Hundred Thousand U.S. Dollars ($267,600,000.00) (the “Base Purchase Price”), plus the Aggregate Net Working Capital (whether a positive or a negative amount). At the Closing, Buyer shall pay to Seller the Base Purchase Price plus the Estimated Aggregate Net Working Capital in accordance with Section 2.2(a), without deduction or withholding of any kind, by wire transfer of immediately available funds in U.S. Dollars to such account or accounts specified by Seller to Buyer in writing at least one Business Day prior to the Closing.
SECTION 2.2. Aggregate Net Working Capital. (a) At least three Business Days prior to the Closing Date, Seller will deliver to Buyer a worksheet setting forth Seller’s good faith reasonable estimate of the Aggregate Net Working Capital as of the Closing Date (the “Estimated Aggregate Net Working Capital”), as well as a computation thereof. If the Estimated Aggregate Net Working Capital is a positive number, the Base Purchase Price payable at Closing will be increased by an amount equal to such Estimated Aggregate Net Working Capital. If the Estimated Aggregate Net Working Capital is a negative number, the Base Purchase Price payable at the Closing will be decreased by an amount equal to the absolute value of such Estimated Aggregate Net Working Capital.

(b) Within 90 days after the Closing, Seller will prepare and deliver to Buyer a computation of the actual Aggregate Net Working Capital as of the Closing Date (the “Actual Aggregate Net Working Capital”) and of the Closing Capital Expenditure Amount (if any). If within 45 days following delivery of such computation Buyer does not object in writing thereto to Seller, then the Actual Aggregate Net Working Capital and the Closing Capital Expenditure Amount shall be as reflected on the computation provided by Seller pursuant to the immediately preceding sentence. If within such 45 days Buyer objects to Seller in writing to such computation, then Buyer and Seller shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days after receipt by Seller of such written objection from Buyer, then the matter shall be submitted to the Independent Accounting Firm. The Independent Accounting Firm will deliver to Buyer and Seller a written determination of the Actual Aggregate Net Working Capital and/or Closing Capital Expenditure Amount (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by Buyer and Seller) within 30 days of the submission of the dispute to the Independent Accounting Firm, which determination will be final, binding and conclusive on the Parties. In resolving any disagreement, the Independent Accounting Firm may not assign any value to a disputed item greater than the greatest value claimed for such disputed item by any Party or lesser than the lowest value claimed for such disputed item by any Party. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.2(b) will be allocated between Seller and Buyer in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Independent Accounting Firm). If, following the determination of the Actual Aggregate Net Working Capital and the Closing Capital Expenditure Amount (as agreed between the Parties or as determined by the Independent Accounting Firm), the amount of the Estimated Aggregate Net Working Capital, minus the sum of (i) the Actual Aggregate Net Working Capital, less (ii) the Closing Capital Expenditure Amount (if any), is a positive number, then Seller shall be obligated to pay Buyer a cash payment equal to such positive number. If the amount of the Estimated Aggregate Net Working Capital, minus the sum of (x) the Actual Aggregate Net Working Capital, less (ii) the Closing Capital Expenditure Amount (if any), is a negative number, then Buyer shall be obligated to pay Seller a cash payment equal to the absolute value of such negative number. Any such payment, together with interest thereon at the rate of five percent (5%) per annum from the Closing Date through the date of payment, will be due and payable within three Business Days after the Actual Aggregate Net Working Capital is finally determined as provided in this Section 2.2(b) and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Seller, as applicable. For the avoidance of doubt, after taking into account the payment of the Estimated Aggregate Net Working Capital and the mechanics of this Section 2.2, the aggregate payment made by Buyer to Seller with respect to Aggregate Net Working Capital and the Closing Capital Expenditure Amount shall be an amount equal to the Actual Aggregate Net Working Capital less the Closing Capital Expenditure Amount (if any).
(c) Following the Closing, Seller and Buyer shall cooperate and provide each other and, if applicable, the Independent Accounting Firm, with reasonable access to such books, records and employees as are reasonably requested in connection with the matters addressed in Section 2.2(b).

SECTION 2.3. Closing. The closing of the purchase and sale of the PPL Gas Utilities Shares (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York on the fourth Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. (Eastern Time) on the Closing Date.
SECTION 2.4. Transactions to be Effected at the Closing. At the Closing, the following events shall occur, each event being deemed to have occurred simultaneously with the other events:
(a) Except as otherwise required in accordance with applicable Law, Seller shall deliver (or cause to be delivered) to Buyer an instrument of transfer in respect of the PPL Gas Utilities Shares substantially in the form attached as Exhibit A, attaching thereto the stock certificates representing the PPL Gas Utilities Shares.
(b) Seller shall deliver to Buyer a letter of resignation as a director for each of board members of each of the Companies;
(c) Seller shall deliver to Buyer a certification of its non-foreign status as set forth in Section 1445 of the Code and the Treasury regulations promulgated thereunder;
(d) Buyer and Seller shall deliver any other documents required for such Closing under applicable Law or that may be reasonably requested by the other Party, including the delivery by Seller to the Companies of the minute books and other corporate records of each of the Companies; and
(e) Buyer shall pay the Base Purchase Price plus the Estimated Aggregate Net Working Capital (whether a positive or a negative amount) in accordance with Section 2.2(a).
SECTION 2.5. Settlement of Intercompany Accounts and Indebtedness. Immediately prior to the Closing Date, Seller shall cause all intercompany payables, receivables and loans between any of the Companies, on the one hand, and Seller and its Affiliates (other than the Companies), on the other hand (“Intercompany Accounts”), to be settled or cancelled. On or before the Closing Date, Seller shall cause the payment in full of all Indebtedness of the Companies, including the payment of any premiums, prepayment penalties and/or make-whole payments required to be made to satisfy such Indebtedness.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Except as disclosed in the Schedules (with any disclosure in a Schedule delivered by Seller being deemed and understood to be a disclosure in each other Schedule delivered by Seller to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), Seller hereby represents and warrants to Buyer as of the date hereof as follows:
SECTION 3.1. Organization and Existence. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.2. Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes (assuming the due execution and delivery by the other Party hereto) a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 3.3. Consents. Except as set forth on Schedule 3.3, no consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity or third party which has not been obtained or made by Seller or the Companies is required for or in connection with the execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.4. Legal Proceedings. Except as set forth on Schedule 3.4, there are no Claims pending or, to Seller’s Knowledge, threatened, against or otherwise relating to Seller before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. Noncontravention. The execution, delivery and performance of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not (i) contravene or violate any provision of the organizational documents of Seller or the Companies, or (ii) subject to obtaining the Consents or making the Filings listed in Schedule 3.3, contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Seller or the Companies are a party or by which Seller or any of the Companies are bound, except, with respect to the foregoing clause (ii) only, for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.6. Title. Except as set forth on Schedule 3.6, Seller is directly the legal and beneficial owner of, and has good and marketable title to, the PPL Gas Utilities Shares, free and clear of all Liens other than those arising pursuant to this Agreement, and the PPL Gas Utilities Shares are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, or voting of such PPL Gas Utilities Shares, the subscription of additional shares in the capital of the Companies or any securities convertible into or evidencing the right to purchase additional shares in the capital of the Companies. Upon Closing, Buyer shall have good and marketable title to such PPL Gas Utilities Shares, free and clear of any Liens, restrictions on transfer and voting or preemptive rights, other than those arising pursuant to this Agreement.
SECTION 3.7. Brokers. Neither Seller nor any of its Affiliates (including, for these purposes, the Companies) have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates (including, for these purposes, the Companies) could become liable or obliged.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES
Except as disclosed in the Schedules (with any disclosure in a Schedule delivered by Seller being deemed and understood to be a disclosure in each other Schedule delivered by Seller to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), Seller hereby represents and warrants to Buyer as of the date hereof as follows:
SECTION 4.1. Organization and Existence. The Companies are each duly incorporated or organized, validly existing and in good standing under the laws of their place of organization. The Companies are duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by the Companies or the nature of the business conducted by the Companies makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.2. Subsidiaries. (a) The legal name, place of organization and respective ownership interest of each of the Companies is set forth on Schedule 4.2 hereto. Except for PPL Gas Utilities’ ownership of Penn Fuel and Gas-Oil Products, the Companies do not own any direct or indirect equity ownership, participation or voting right or interest in any other Person (including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights) or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights or Contracts in or issued by any other Person.
(b) PPL Gas Utilities is directly the legal and beneficial owner of, and has good and marketable title to, 100% of the membership interests of Penn Fuel (the “Penn Fuel Interests”) and 100% of the issued and outstanding shares of capital stock of Gas-Oil Products (the “Gas-Oil Shares”), free and clear of all Liens other than arising pursuant to this Agreement or as set forth on Schedule 4.2(b), and the Penn Fuel Interests and the Gas-Oil Shares are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind, including any restrictions on transfers, in favor of any Person other than PPL Gas Utilities relating to such Penn Fuel Interests or Gas-Oil Shares.
SECTION 4.3. Financial Statements. (a) Seller has previously furnished or made available to Buyer copies of the unaudited financial statements of PPL Gas Utilities and Penn Fuel as of and for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 (the “Financial Statements”); and the Financial Statements fairly present, in all material respects, in conformity with GAAP, the financial position, the results of operations and cash flows of PPL Gas Utilities and Penn Fuel as of the dates and for the periods indicated, subject in the case of any unaudited Financial Statements to normal year-end adjustments and the absence of footnotes.
(b) Seller and the Companies maintain a system of internal accounting controls with respect to the business conducted by the Companies sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences.
(c) Seller and the Companies have established, maintain and evaluate controls and procedures with respect to the business conducted by the Companies that are reasonably designed to ensure that material information relating to such business is made known to Seller’s Chief Executive Officer and its Chief Financial Officer by others at the Companies, and such controls and procedures are reasonably effective to perform the functions for which they were established.
SECTION 4.4. Absence of Certain Changes or Events. Except (a) as set forth on Schedule 4.4, and (b) for any action taken by the Companies that would be permitted without Buyer’s consent under Section 6.2(a), since September 30, 2007, (i) the Companies’ business has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with any process relating to a sale of the Companies, including entering into this Agreement. Since September 30, 2007, there has not been any change, event or effect that, individually or in the aggregate with other changes, events or effects, has resulted in, or, to the Seller’s Knowledge, is reasonably expected to result in, a Material Adverse Effect.

SECTION 4.5. Legal Proceedings. Except as set forth on Schedule 4.5, there are no Claims pending or, to Seller’s Knowledge, threatened, against or otherwise relating to the Companies before any Governmental Entity or any arbitrator which involve a claim of $500,000 or more. None of such Claims, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 4.5, the Companies are not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 4.6. Compliance with Laws; Sufficiency of Permits and Assets. Except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Companies is in compliance in all respects with any Law applicable to it or its business or properties. All permits, certificates, licenses and other authorizations of all Governmental Entities, and all equipment, inventory, intellectual property, real property and other assets, that the Companies require in order to own, lease, maintain, operate and conduct its business as currently conducted, are held by the Companies, except such permits, certificates, licenses, authorizations, equipment, inventory and other property and assets, the failure to have would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Companies are in compliance with the terms of all permits, licenses, franchises, orders and other authorizations, consents and approvals from Governmental Entities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To Seller’s Knowledge, neither Seller nor any of the Companies has received written notice of any material violation of Law which remains outstanding with respect to the Companies or their business or properties during the last five (5) years. This Section 4.6 does not relate to (i) Employee Matters, which matters are the subject of Section 4.9, (ii) environmental matters, which matters are the subject of Section 4.10, or (iii) matters related to Taxes, which matters are the subject of Section 4.12.
SECTION 4.7. Material Contracts. (a) The Companies have provided Buyer with, or access to, true and complete copies of all Material Contracts as of the date hereof.
(b) Each Material Contract constitutes the valid and binding obligation, in full force and effect, of the Companies and, to the Seller’s Knowledge, the other parties thereto.
(c) Except as set forth on Schedule 4.7(c), the Companies are not in default, and, to the Seller’s Knowledge, no other party is in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Material Contract to which the Companies are a party or by which any of them is bound or to which any of its assets and property are subject, other than such defaults or events as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Except for the Note Purchase Agreement referenced on Schedule 4.8, the execution, delivery and performance of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any Material Contract.
SECTION 4.8. Properties; No Liens. Except as set forth in Schedule 4.8, the Companies have sufficient title to, or valid leasehold interests in, all real property owned or leased by them to permit the operation of their business as a whole substantially as such business has been operated heretofore without a Material Adverse Effect. None of such properties or any other assets of the Companies (whether real or personal) is subject to any Lien, except for (i) Liens set forth on Schedule 4.8 and (ii) Permitted Liens.
SECTION 4.9. Employee Matters. (a) Schedule 4.9(a) sets forth a list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each material severance, change in control, vacation, bonus, and equity incentive plan, program, policy, arrangement or agreement and any other plan, program, policy or arrangement, in each case that is sponsored, contributed to or maintained by the Seller or the Companies and in which present or former employees of any of the Companies participate or in which the Companies have any outstanding present or future obligations to contribute or make payments (collectively, the “Benefit Plans”). Copies of all such Benefits Plans have been delivered or made available to Buyer.
(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect: (x) the Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws; and (y) each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to result in the revocation of such letter.
(c) There are no pending or, to Seller’s Knowledge, threatened claims and no pending or, to the Seller’s Knowledge, threatened litigation with respect to any of the Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, in either case which, if determined or resolved adversely, would, not individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(d) Except as set forth on Schedule 4.9(d), or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:
(i) no current employees of any of the Companies are represented by a union or other collective bargaining representative;
(ii) there are no pending, nor, to Seller’s Knowledge, threatened, labor strikes, requests for representation, work stoppages or lockouts involving employees of any of the Companies;

(iii) Seller has not received written notice of any pending charges before any governmental authority responsible for the prevention of unlawful employment practices; and
(iv) Seller has not received written notice of any pending investigation by a governmental authority relating to employees or employment practices.
SECTION 4.10. Environmental Matters. Except as disclosed on Schedule 4.10: (a) the Companies are in material compliance with all, and except for violations which have been resolved, have not violated in any material respect any, applicable Environmental Laws; (b) there are no suits, demands, claims, hearings, investigations or proceedings (in each case, in writing) pending or, to Seller’s Knowledge, threatened against the Companies or with respect to their material assets relating to any material violation, or alleged material violation, of, or material liability or alleged material liability under or relating to, any Environmental Law; (c) the Companies have not disposed of or released or transported, or arranged for the disposal or release or transportation, of any Hazardous Substance in material violation of any applicable Environmental Law, or in a manner or to a location that would reasonably be expected to give rise to any material liability to the Companies under or relating to any Environmental Law; (d) to the Seller’s Knowledge, no Hazardous Substance is otherwise present at or about any real property or facility currently or formerly owned or operated by the Companies, in amount or condition that would reasonably be expected to result in material liability to the Companies under or relating to any Environmental Law, and (e) other than in the ordinary course of business, including the leasing of any Real Property, to the Seller’s Knowledge, the Companies have not agreed in writing to provide indemnity against any material liability under or relating to any Environmental Law. This Section 4.10 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws, Hazardous Substances or other environmental matters.
SECTION 4.11. Insurance. The Companies and their businesses and/or properties are insured to the extent specified under the insurance policies listed on Schedule 4.11 (the “Policies”). All premiums payable under such Policies have been paid in a timely manner and Seller and the Companies have complied in all material respects with the terms and conditions of all such Policies. All material Policies are in full force and effect. Neither Seller nor any of the Companies is in material default under any provisions of the Policies, and there is no claim by Seller or any of the Companies or any other Person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies. No written notice of cancellation or termination has been received by Seller or any of the Companies with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.
SECTION 4.12. Taxes. Except as set forth on Schedule 4.12: (i) all U.S. federal income and other material Tax Returns required to be filed by the Companies or by Seller with respect to the Companies have been or will be filed when due in accordance with all applicable Laws and the Companies or Seller have paid in full all material Taxes when due in accordance with all applicable Laws; (ii) there are no Tax Liens on any of the stock or assets of the Companies (including the PPL Gas Utilities Shares), other than with respect to Taxes not yet due and payable; (iii) there is no action, suit, proceeding, investigation, audit or

Claim pending, or, to Seller’s Knowledge, threatened in writing, relating to any Tax matters of or related to the Companies; (iv) neither Seller (with respect to the Companies) nor the Companies has granted any waiver or extension of the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any material Taxes; (v) the Companies have timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by the Companies for the payment of material Taxes; (vi) none of the Companies is a party to any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (vii) none of the Companies has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise; and (viii) neither Seller, with respect to the Companies, nor any of the Companies has engaged in any activity or accounting practice that is a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
SECTION 4.13. Regulatory Filings. (a) The Companies have filed all forms, reports and documents required to be filed by it under applicable law, including all filings with the Federal Energy Regulatory Commission and applicable state public utility commissions, since January 1, 1999 through the date of this Agreement (collectively, the “Company Reports”), except where such failure would not reasonably be expected to have a Material Adverse Effect. The Company Reports (i) were prepared in accordance with applicable Law, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for matters which would not reasonably be expected to have a Material Adverse Effect.
(b) To Seller’s Knowledge, PPL Gas Utilities has authorization under certificates of public convenience from the Pennsylvania Public Utility Commission and the Maryland Public Service Commission or is otherwise legally entitled in all material respects to provide service in all areas (i) where it currently provides service to its customers or (ii) as identified on its tariffs, except with respect to any potential overlap or other conflict between the areas currently served by, or identified on tariffs of, PPL Gas Utilities (on the one hand) and Buyer (on the other hand).
SECTION 4.14. Intellectual Property. Except as set forth on Schedule 4.14, the Companies possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Companies’ business in the manner in which it is currently being conducted by the Companies, except for the failure to possess or have adequate rights to use such properties that would not have a Material Adverse Effect. Except as set forth on Schedule 4.14, Seller has no Knowledge of (a) any infringement or claimed infringement by the Companies of any patent, trademark, service mark or copyright of others or (b) any infringement of any patent, trademark, service mark or copyright owned by or under license to the Companies except for any such infringements of the type described in clause (a) or (b) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

SECTION 4.15. Personal Property. Except for such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the machinery and equipment included among the Assets are in normal operating condition and in a state of reasonable maintenance and repair and are suitable in all material respects for the purposes for which they are now being used in the conduct of the business of the Companies
SECTION 4.16. Absence of Undisclosed Liabilities. Except as disclosed on Schedule 4.16, the Companies do not have any indebtedness or liability, absolute or contingent, of a nature required by GAAP to be reflected in a consolidated corporate balance sheet relating to the Companies, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Financial Statements, (b) were incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in default) since September 30, 2007, or (c) to Seller’s Knowledge, would not reasonably be expected, individually or in the aggregate, to have an adverse financial effect on the Companies of more than $500,000.
SECTION 4.17. Exclusive Representations and Warranties. It is the explicit intent of each Party hereto that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in Article III and this Article IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the Schedules (with any disclosure in a Schedule delivered by Buyer being deemed and understood to be a disclosure in each other Schedule delivered by Buyer to which the applicability of the disclosure is apparent on its face, notwithstanding reference to a specific section or paragraph), Buyer hereby represents and warrants to Seller as of the date hereof as follows:
SECTION 5.1. Organization and Existence. Buyer is a corporation duly incorporated, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Buyer is, or will be prior to Closing, duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
SECTION 5.2. Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes (assuming the due execution and delivery by the other Party hereto) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.3. Consents and Filings. Except for those Consents and Filings listed in Schedule 5.3, no Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Buyer is required for or in connection with the execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not materially impair or delay the ability of Buyer to effect the Closing. Other than matters within the discretion of regulatory authorities, Buyer has no Knowledge of any facts or circumstances relating to Buyer or its Affiliates that reasonably would be likely to preclude or materially impair or delay either (i) the receipt of such required consents or (ii) consummation of the transactions contemplated by this Agreement in accordance with its terms.
SECTION 5.4. Noncontravention. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not (i) contravene or violate any provision of the organizational or constitutional documents of Buyer, or (ii) subject to obtaining the Consents or making the Filings listed in Schedule 5.3, contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except to the extent that any such events would not materially impair or delay the ability of Buyer to effect the Closing.
SECTION 5.5. Legal Proceedings. There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder. Buyer is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder.
SECTION 5.6. Compliance with Laws. Buyer is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
SECTION 5.7. Brokers. Neither Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obliged.

SECTION 5.8. Investment Intent. Buyer is acquiring the PPL Gas Utilities Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities law. In acquiring the PPL Gas Utilities Shares, Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of the PPL Gas Utilities Shares, and Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the PPL Gas Utilities Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the PPL Gas Utilities Shares. Buyer is an “accredited investor” as such term is defined in Regulation D under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Buyer understands that the PPL Gas Utilities Shares have not been registered pursuant to the Securities Act or any applicable state securities laws, that the PPL Gas Utilities Shares will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the PPL Gas Utilities Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
SECTION 5.9. Available Funds. Buyer at the Closing will have all funds necessary for its payment of the Base Purchase Price plus the Estimated Aggregate Net Working Capital in accordance with Section 2.2(a) and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement.
SECTION 5.10. Investigation. Buyer is a sophisticated entity, is knowledgeable about the industry in which the Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the PPL Gas Utilities Shares. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of shares of the type contemplated in this Agreement, as well as the knowledge of the industries in which the Companies operate, and has independently, based on such information made its own analysis and decision to enter into this Agreement.
SECTION 5.11. Disclaimer Regarding Projections. Buyer may be in possession of certain projections and other forecasts regarding the Companies, including but not limited to projected financial statements, cash flow items and other data of the Companies and certain business plan information of the Companies. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 5.11, neither Seller nor any of its Affiliates has made any representation or warranty with respect to such projections and other forecasts and plans.
SECTION 5.12. No Other Representations or Warranties. It is the explicit intent of each Party hereto that Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article V.

ARTICLE VI
COVENANTS
SECTION 6.1. Access to Information. (a) During the Interim Period, Seller shall cause the Companies to provide Buyer and its Representatives with information as to the Companies and their material operations, as reasonably requested by Buyer and to the extent such information is readily available or could be obtained without any material interference with the business or operations of the Companies. Notwithstanding the foregoing, Seller shall not be required to provide any information which Seller reasonably believes it or the Companies are prohibited from providing to Buyer by reason of applicable Law, which constitutes or allows access to information protected by attorney/client privilege. Buyer shall not be permitted during the Interim Period to contact any of the Companies’ vendors, customers or suppliers, or any Governmental Entities (except in connection with applications for governmental approvals in connection with this Agreement and obtaining publicly available information) regarding the operations or legal status of the Companies without receiving prior written authorization from Seller.
(b) After the Closing, Buyer will, and will cause its Representatives to, afford to Seller, including its Representatives, reasonable access, upon reasonable prior notice and during normal business hours, to all books, records, files and documents to the extent they are related to the Companies in order to permit Seller to prepare and file its Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Proceedings relating to or involving Seller, to discharge its obligations under this Agreement, to comply with financial reporting requirements, and for other reasonable purposes, and will afford Seller reasonable assistance in connection therewith. Except as otherwise provided in Section 6.15(f), Buyer will cause such records to be maintained for not less than seven years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to Seller; provided, however, that in the event that Buyer transfers all or a portion of the business of the Companies to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.1(b). In addition, on and after the Closing Date, at Seller’s request, Buyer shall make available to Seller and its Affiliates, employees, representatives and agents, those employees of Buyer requested by Seller in connection with any Proceeding, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer. Seller shall reimburse Buyer 125% of the costs incurred by Buyer in complying with the provisions of this Section 6.1(b). Notwithstanding the foregoing, Buyer and the Companies shall not be required to provide any information which Buyer reasonably believes it or the Companies are prohibited from providing to Seller by reason of applicable Law, which constitutes or allows access to information protected by the attorney/client privilege.
SECTION 6.2. Conduct of Business Pending the Closing. (a) During the Interim Period, Seller shall cause the Companies to maintain their business in the ordinary course of business consistent with Good Practices, and to use commercially reasonable efforts to preserve, maintain and protect their assets in material compliance with applicable Laws. Without limiting the foregoing, during the Interim Period, except as otherwise expressly contemplated by this Agreement or set forth in Schedule 6.2(a) or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall cause the Companies not to:
(i) sell or dispose of any of its assets or properties, other than sales and dispositions in the ordinary course of business, sales or dispositions of obsolete or surplus assets, sales and dispositions in connection with the normal repair and/or replacement of assets or properties, or sales or dispositions in accordance with any Material Contract; provided, that the Companies shall be permitted to declare and distribute any cash dividends or other cash distributions or to repay any intercompany debt;

(ii) merge or consolidate with any other Person (including with any of the other Companies) or acquire all or substantially all of the assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;
(iii) grant, issue, sell, or otherwise dispose of any of their equity interests, including granting options, warrants or other rights to acquire such equity interests;
(iv) liquidate, dissolve, reorganize or otherwise wind up their business or operations;
(v) purchase any equity securities of any Person (including securities or shares issued by any of the Companies), except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;
(vi) amend or modify their organizational documents;
(vii) effect any recapitalization, reclassification or like change in their capitalization;
(viii) engage in any new line of business;
(ix) (A) change any material Tax or accounting methods, policies or practices inconsistent with past practice, except as required by a change in GAAP or applicable Law, (B) make, revoke or amend any material Tax election, (C) consent to extend the period of limitations for the payment or assessment of any material Tax, (D) enter into any closing agreement affecting any material Tax liability or refund, or (E) settle or compromise any material Tax liability or refund;
(x) except in accordance with the terms of any existing Contract, Benefit Plan or CBA, grant any material increase or change in total compensation or benefits (taken as a whole) to any employee of the Companies or enter into any material employment, severance or similar Contract with any Person or amend any such existing Contracts to materially increase any amounts payable or benefits provided thereunder;
(xi) enter into, assign, amend, terminate or waive any material term under any Material Contract other than in the ordinary course of business, provided that such ordinary course exception shall not be applicable to any release or assignment of any natural gas supply, pipeline transportation or storage Contract for a term of more than one month unless there is a Legal Requirement to the contrary;

(xii) purchase or lease (as lessee), or make any Contract for the purchase or lease (as lessee) of, any material assets, other than (x) the purchase of assets, including inventory, in the ordinary course of business, (y) pursuant to capital expenditures per calendar year of up to 110% of all capital expenditures for the Companies for the calendar year ended December 31, 2007; provided, that Seller shall cause the Companies to make capital expenditures (excluding capital expenditures for new business) in accordance with Schedule 6.2(a)(xii), or (z) the purchase or lease (as lessee) of Assets amounting to less than $1,000,000 in the aggregate;
(xiii) make any base rate filings or, other than in the ordinary course of business (including fuel recovery filings), any other rate filing or tariff change; or
(xiv) agree or commit to do any of the foregoing.
(b) Notwithstanding Section 6.2(a) or any other provision herein, the Companies may take commercially reasonable actions with respect to gas or propane business emergency situations and/or to comply with applicable Laws; provided, however, that Seller shall provide Buyer with notice of such action as soon as reasonably practicable.
(c) During the Interim Period, the Seller shall cause Gas-Oil Products to continue to diligently complete the remediation work at the Georgetown, Delaware property using commercially reasonable efforts, and the Seller shall ensure that on the Closing Date, Gas-Oil Products will have funds in the amount of $864,954 (less any amounts used to remediate the site during the Interim Period), which amounts shall not be included in the Net Working Capital.
SECTION 6.3. Support Obligations. (a) Buyer recognizes that Seller and/or certain of the Non-Company Affiliates have provided guarantees or other credit support to the Companies, all of which that are outstanding as of the date hereof are set forth on Schedule 6.3(a) (such support obligations contained in Schedule 6.3(a), as modified or replaced from time to time in the ordinary course of business, are hereinafter referred to as the “Support Obligations”).
(b) Prior to the Closing, Buyer and Seller shall cooperate, and each shall use its commercially reasonable efforts, to effect the full and unconditional release, effective as of the Closing Date, of Seller and the Non-Company Affiliates from all Support Obligations (except for those marked with an asterisk on Schedule 6.3(a)), in the case of Buyer, by (among other things):
(i) furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit and from lending institutions that have a Credit Rating commensurate with or better than that of lending institutions for such existing letter of credit;
(ii) instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms reasonably acceptable to the counterparty of such existing escrow arrangement;
(iii) furnishing a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a Credit Rating at least equal to “investment grade” and containing terms and conditions that are substantially similar to the terms and conditions of such existing guaranty;

(iv) posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and Credit Rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially similar to the terms and conditions of such existing surety or performance bond; or
(v) replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Support Obligation.
(c) Buyer and Seller shall cooperate, and each shall use its commercially reasonable efforts, to cause the beneficiary or beneficiaries of such Support Obligations (except for those marked with an asterisk on Schedule 6.3(a)) to (i) remit any cash to Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 6.3(b)(ii) and (ii) terminate, surrender and redeliver to Seller, one of its Affiliates or Seller’s other designee each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.
(d) If Buyer and Seller are not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of Seller and the Non-Company Affiliates from any Support Obligations (except for those marked with an asterisk on Schedule 6.3(a)) by the Closing Date (each such unreleased Support Obligation, until such time as such Support Obligation is released in accordance with Section 6.3(d)(i), a “Continuing Support Obligation”), then:
(i) from and after the Closing Date, Buyer and Seller shall continue to cooperate, and each shall continue to use its commercially reasonable efforts, to obtain promptly the full and unconditional release of Seller and the Non-Company Affiliates from each Continuing Support Obligation;
(ii) Buyer shall indemnify Seller and the Non-Company Affiliates from and against any liabilities, losses and reasonable costs or expenses incurred by Seller and the Non-Company Affiliates from and after the Closing Date in connection with each Continuing Support Obligation (including any demand or draw upon, or withdrawal from, any Continuing Support Obligation);
(iii) Buyer shall not, and shall cause its Affiliates, including in all events the Companies and their Affiliates, not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the liability of Seller or any Non-Company Affiliate under any Continuing Support Obligation, without Seller’s prior written consent, which, subject to the application of the provisions of this Section 6.3(d) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed; and

(iv) if requested by Seller, at any time after three months after the Closing Date, Buyer shall provide a letter of credit to Seller from a lending institution that has a Credit Rating of “investment grade” or better for the full amount of such Continuing Support Obligation.
SECTION 6.4. Confidentiality; Publicity. (a) Prior to Closing, neither Party will make any public announcement or issue any public communication regarding this Agreement or the proposed transaction, or any matter related to the foregoing, without the prior written consent of the other Party (not to be unreasonably withheld), except if such announcement or other communication is required by applicable Law or Legal Requirement, in which case the disclosing party shall, as permitted by applicable Law or Legal Requirement, first allow the other Party at least one Business Day to review such announcement or communication and the opportunity to comment thereon. The confidentiality provisions set forth in paragraphs 1, 2, 3, 4 and 5 of the Confidentiality Agreement shall be incorporated herein, with effect from the date hereof until the earlier to occur of (i) the Closing, or (ii) two years from the date hereof.
(b) Seller will, for a period of three (3) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its Affiliates, disclosing to any third party (other than any of Seller’s Affiliates, agents, or advisors (including financial advisors, counsel and accountants)) any confidential, proprietary or secret information relating to the Companies or the business conducted by the Companies; provided that the foregoing shall not apply to any disclosure required by applicable Law or Legal Requirement (including as required by legal, judicial or administrative process). Notwithstanding the foregoing, the restrictions contained in this Section 6.4(b) shall in no event apply to any information (i) that is or becomes generally available to the public or the industry in which a Company competes (other than as a result of a breach of this Section 6.4(b)), (ii) that becomes available to Seller or any of its Affiliates from a third party after the Closing not bound by confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure that is known to Seller, or (iii) that is independently developed by Seller or one of its Affiliates after the Closing without the use of any confidential, proprietary or secret information relating to the Companies in the possession of Seller prior to the Closing.
SECTION 6.5. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses, and Seller shall pay all of the third-party costs and expenses of the Companies, incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Notwithstanding this immediately preceding sentence, each Party shall pay one-half of all filing fees required by Governmental Entities with respect to Filings or Consents, including filing fees in connection with filings under the HSR Act.
SECTION 6.6. Governmental Filings. (a) HSR Act Filing. Buyer and Seller shall cooperate with each other and use their reasonable best efforts to make appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby within 30 days following the execution of this Agreement. Buyer and Seller shall cooperate with each other and supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (the “Antitrust Authorities”) and take all other commercially reasonable actions to obtain clearance from the Antitrust Authorities. Subject to Section 6.6(d), Buyer and Seller shall cooperate with each other and exercise their commercially reasonable efforts to prevent the entry in any Proceeding brought by an Antitrust Authority or any Governmental Entity of an Order that would prohibit, make unlawful or materially delay the consummation of the transactions contemplated by this Agreement.
(b) Other Regulatory Filings. Buyer and Seller will, as soon as reasonably practicable and in no event more than 60 days following the execution of this Agreement, cooperate with each other to prepare and file with each applicable Governmental Entity requests for such Consents as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement. Buyer and Seller will diligently pursue and use their commercially reasonable efforts to obtain such Consents and will cooperate with each other in seeking such Consents. To such end, the Parties agree to take commercially reasonably efforts to make available the personnel and other resources of their respective organizations in order to obtain all such Consents.
(c) With respect to the obligations of the Parties set forth in this Section 6.6, each Party will promptly inform the other Party of any material communication received by such Party from, or given by such party to, any Governmental Entity and of any material communication (either written or oral) received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and, to the extent reasonably practical, consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Entity or other Person, give the other Party the opportunity to attend and to participate in such meetings and conferences; provided, however, that no Party shall be required to provide to the other Party any information related to such Party’s valuation of the proposed transactions.
(d) Notwithstanding anything in this Agreement to the contrary, the Parties agree that (i) the obtaining of required consents and approvals of parties to contracts with the Companies are the joint responsibility of Buyer and Seller and that Buyer and Seller shall take, or cause to be taken, all commercially reasonable actions to obtain such third-party consents and approvals of parties to contracts with the Companies as are required in connection with the consummation of the transactions contemplated hereby and (ii) any Filings or Consents with or from any Governmental Entity are the joint responsibility of Buyer and Seller, and that Buyer and Seller shall take, or cause to be taken, all commercially reasonable actions to obtain such Filings or Consents with or from any Governmental Entity as are required in connection with the consummation of the transactions contemplated hereby.

SECTION 6.7. Meter Reading. On and prior to the Closing Date, Seller shall cause the Companies to read the customer meters in their normal cycle and in due course render the related bills to its customers served by the Companies. Seller shall also cause the Companies to read each daily read transportation customer meter (collectively, “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyer with the Companies’ last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date. After the Closing Date, Buyer shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between the Companies’ last reading in the normal cycle and Buyer’s first reading in the normal cycle to the customers. Buyer shall determine the volume of gas sold by the Companies prior to the Closing Date through Large Volume Meters by the Companies’ meter readings on the day immediately preceding the Closing Date. Buyer shall determine by allocation the volumes of gas sold by the Companies’ through all meters other than Large Volume Meters, prior to the Closing Date, and the gas sold by Buyer, on and after the Closing Date and prior to its first meter reading through meters without charts. Such allocation shall be consistent with the Companies’ past practices for unbilled revenues. Once such determinations have been made by Buyer, the estimated amounts of accounts receivable and earned but unbilled revenue and any other related payables or liabilities shall be adjusted based upon such determinations for purposes of the determination of the Actual Aggregate Net Working Capital pursuant to Section 2.2(b).
SECTION 6.8. Seller Marks. Buyer shall (i) within 90 days after the Closing Date, cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “PPL” and any word or expression similar thereto or constituting an abbreviation or extension thereof (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates, the “Seller Marks”) (other than Seller Marks applicable to the Seller’s propane business, which Seller Marks the Buyer shall cease using within 120 days after the Closing Date); (ii) within 90 days after the Closing Date, use commercially reasonable efforts to remove or conceal from the Assets any and all Seller Marks (other than any Seller Marks applicable to the Seller’s propane business, which shall be removed or concealed within 120 days after the Closing, provided that any Seller Marks on any propane tanks at distributor or customer locations shall be removed or concealed within 12 months after the Closing Date) and (iii) within 30 days after the Closing Date, amend the relevant organizational documents of the Companies to change the names of the Companies to names that do not include any Seller Mark or any name or term confusingly similar to any Seller Mark; provided, however, that Buyer shall not be required to remove or conceal Seller Marks from meter seals, property tags, valves, manhole covers, tank or cylinder rings or from assets that are not generally in public view or likely to adversely affect the Seller Marks. Thereafter, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.8, Seller shall be entitled to specific performance of this Section 6.8 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

SECTION 6.9. Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing, and by Buyer at all times thereafter. If any such loss, damage, impairment, confiscation or condemnation occurs, Seller shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the Assets as soon as possible to their prior condition; provided, however, anything contained in this Agreement to the contrary notwithstanding (except as required by Section 6.2(a)(xii)), Seller shall not be obligated to expend sums in excess of the proceeds of any insurance policy plus the amount of any applicable deductible thereunder, judgment or award with respect to any loss, damage, impairment, confiscation or condemnation of any of the Assets in order to repair, replace or restore such Assets to their prior condition. The provisions of this Section 6.9 shall apply in the event (“Casualty Event”) of any damage or destruction to the Assets which would result in the nonoccurrence of a condition precedent to Buyer’s obligation to consummate this Agreement. If a Casualty Event shall occur, Buyer at its option, may proceed to close this Agreement on the Closing Date, in which event Seller shall pay or assign to Buyer the proceeds from any insurance policies covering Assets subject to the Casualty Event to the extent such proceeds are received by or payable to Seller and have not been used in or committed to the restoration or replacement of Assets subject to the Casualty Event as of the Closing Date.
SECTION 6.10. Insurance. Seller shall maintain or cause to be maintained in full force and effect the Policies throughout the Interim Period and shall thereafter refrain from electing to terminate any Policy prior to the expiration of its stated term. At Buyer’s request and expense (including payment of any applicable deductible or other expense), Seller agrees to cooperate in good faith and use commercially reasonable efforts to assert and diligently pursue all rights to insurance coverage under the Policies and any other past insurance policies of Seller or any of its Affiliates relating to the Companies or their respective assets and properties with respect to claims arising from the operations of the businesses of the Companies or their respective assets and properties prior to the Closing to the extent such claims are asserted prior to the Closing Date. Seller shall control the defense or settlement of any such claim prior to the Closing Date, but Seller shall keep Buyer advised of material developments in respect of such claims and Seller shall not settle any such claim for other than monetary consideration without having first obtained Buyer’s written consent, which shall not be unreasonably withheld. After the Closing Date, Buyer shall control the defense or settlement of any such claim, but Buyer shall keep Seller advised of any material developments in respect of such claims. Buyer shall be solely responsible for providing insurance to the Companies for any claims made after the Closing regardless of when the event or occurrence relating to any claim arose.
SECTION 6.11. Termination of Certain Services and Contracts; Transition Services. (a) Except as contemplated by this Agreement or as set forth on Schedule 6.11(a), prior to the Closing, Seller shall, and shall cause the Non-Company Affiliates to, take such actions as may be necessary to terminate, sever, or assign to Seller or a Non-Company Affiliate (in each case with appropriate mutual releases) effective upon or before the Closing all Contracts and services between any of the Companies, on the one hand, and Seller or any Non-Company Affiliate, on the other hand, including the termination or severance of Tax services, legal services and banking services (to include the severance of any centralized clearance accounts) (collectively such Contracts, the “Terminated Contracts”). On and after the Closing, none of Buyer, the Companies or any of their Affiliates shall have any further obligations or liabilities pursuant to the Terminated Contracts.

(b) Concurrently with the Closing, in addition to the services to be provided pursuant to Section 6.16(b), Seller shall, and shall cause certain of the Non-Company Affiliates to, enter into one or more agreements with certain of the Companies to provide those services set forth on Schedule 6.11(b) at a price equal to 125% of cost (as allocated in accordance with the same methodologies used for such allocations by the Companies and their Affiliates in accordance with past practice) and in accordance with the other terms and conditions set forth thereon (such agreements, the “Transition Services Agreements”). The Parties will agree upon any remaining terms and conditions of the Transition Services Agreements in a commercially reasonable manner as soon as practicable after the date hereof and in any event within 90 days of the date hereof. The Parties shall cooperate in good faith during the period between the date hereof and the Closing Date in order to minimize, to the extent possible, the period of time following the Closing Date that Buyer and the Companies will require services to be provided under the Transition Services Agreements.
SECTION 6.12. Distributions . Notwithstanding anything in this Agreement to the contrary, but except as required in Section 6.2(c), Seller shall have the right to cause the Companies to pay cash dividends and make cash distributions to Seller or its Affiliates at any time prior to the Closing. From and after the Closing, Seller shall pay to Buyer as promptly as reasonably practicable any amounts received by the Seller or any Non-Company Affiliate in connection with payments received by them in respect of accounts receivable of the Companies.
SECTION 6.13. Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer; provided, however, that Seller shall be responsible for and pay all Transfer Taxes associated with the transfer of all real estate interests and oil and mineral rights necessary to operate and maintain the businesses and storage assets of the Companies. Seller and Buyer shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax laws.
SECTION 6.14. Employee, Labor and Benefits Matters. (a) Parent Plans. As of the Closing Date, the Companies shall cease to be participating employers under the incentive, compensation and benefits arrangements that are sponsored, entered into or maintained by Seller (the “Parent Plans”); provided, that Seller shall take such actions as may be reasonably necessary (including amending the Parent Plans) to fully vest each employee of the Companies in the benefits accrued by such employees in the Parent Plans listed on Schedule 6.14(a) for the period ending on or prior to the Closing Date. From and after the Closing Date, no current or former employee of any of the Companies shall have any right to accrue any further benefits, nor any right to continue as active participants under the Parent Plans (except to the extent required by COBRA, and except to the extent that any group medical, dental, prescription drug or vision care benefits under any Parent Plans continue to be available, by their express terms, through the end of the calendar month in which the Closing Date occurs). As of the Closing Date, except as set forth in the immediately succeeding sentence, the Companies shall be solely responsible for all obligations and liabilities, whether incurred before, on or after the Closing Date, under the incentive, compensation and benefits arrangements that are sponsored, entered into or maintained solely by the Companies (and not by the Parent, the “Company Plans”), and no obligations or liabilities under the Company Plans shall be retained by Seller or any of its Affiliates. Seller shall assume and shall be solely responsible for (i) a prorata portion of cash incentive bonus in respect of the year the Closing occurs payable at the normal time such bonuses are paid based on actual performance for the full period, and (ii) outstanding restricted stock unit awards for Company employees, which amounts shall not be included in Net Working Capital. As of the Closing, the Companies shall have fully accrued in accordance with GAAP for all amounts with respect to all benefits provided or made available to employees of the Companies in respect of the Company Plans, except those amounts for which Seller has assumed responsibility to pay pursuant to this Agreement.

(b) Continuity of Employment at Closing.
(i) Except for the executives and certain employees of the Companies who are receiving long-term disability benefits under a Parent Plan, in each case as listed in Schedule 6.14(b)(i), Buyer and Seller intend that there shall be continuity of employment with respect to all employees of each of the Companies immediately before and immediately after the Closing. Except as otherwise provided in this Section 6.14, Buyer shall ensure that all persons who were employed by any of the Companies on the day immediately preceding the Closing Date (whether actively at work or absent from work due to holiday, vacation, injury, sick leave, disability, jury duty, military leave or other leave of absence) shall continue to be employed by the Buyer or the Companies on and immediately after the Closing Date on such terms as comply with applicable Law, and on the same terms (including salary, titles, job responsibilities, schedule and location) as apply to such employees on the day immediately preceding the Closing Date. In the event any disabled individual who is listed on Schedule 6.14(b)(i) returns to active employment at the conclusion of such leave, Buyer and the Companies shall employ such individual on the same terms as applied to such employee immediately prior to the commencement of such leave.
(ii) Buyer shall indemnify, defend, and hold Seller harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of (A) Buyer’s failure to comply with the foregoing Section 6.14(b)(i), (B) a termination of the employment of any employees of any of the Companies that occurs on or after the Closing Date, or (C) any suit or claim of violation brought against Seller or any of its Affiliates under WARN for any actions taken by Buyer or any of the Companies or any of their Affiliates on or after the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement.
(c) Assumption of Collective Bargaining Agreements.
(i) As of the Closing Date, Buyer shall cause the Companies to continue to perform the requirements, obligations and liabilities of that Company under the Collective Bargaining Agreement listed in Schedule 4.9(d) (individually, a “CBA,” collectively, the “CBAs”). For employees of any of the Companies covered by a CBA, the obligations of the Buyer and the Companies set forth in this Section 6.14 shall be subject to the terms of the applicable CBA and all applicable labor and employment law requirements. Notwithstanding anything contained in this Section 6.14 to the contrary, the covenants contained in Sections 6.14(d)(i) and (e)(i) shall not be applicable to any employees of the Companies covered by a CBA.

(ii) Buyer agrees that Buyer shall be responsible for, and Buyer covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Seller and its Affiliates against any liability, claim or obligation (including attorney’s fees and other costs of defense) resulting from Buyer’s or any Company’s failure to provide compensation or benefits from and after the Closing Date that are required to be provided under the CBAs.
(d) Post-Closing Compensation and Benefits; General.
(i) Without limiting any additional rights under any Company Plan, (x) starting on the Closing Date and continuing for a period of not less than 12 months following the Closing Date, Buyer shall provide (or shall cause the Companies to provide) each employee of any of the Companies with (x) base salary that is no less favorable than that provided to such employee immediately prior to the Closing Date, and (y) employee benefits (including without limitation incentive opportunity, pension, savings, health, vision, dental, disability and life insurance benefits, as well as vacation, time off, sick and holiday pay programs) that are comparable in the aggregate to those provided to similarly situated employees of Buyer; provided that (x) all such Buyer benefit plans (and those of its Affiliate, Amerigas Propane, Inc.) are listed on Schedule 6.14(d), and (y) true and complete copies of all such Buyer benefit plans are provided to Seller (in each case of (x) and (y), as of the date hereof, and as updated no later than 10 days prior to the Closing Date).
(ii) Without limiting the generality of the foregoing provisions of Section 6.14(d)(i), from and after the Closing Date, Buyer shall (or shall cause the Companies to) honor those arrangements set forth on Schedule 6.14(d)(ii).
(e) Severance.
(i) Without limiting the generality of the provisions of Section 6.14(d)(i), and notwithstanding anything therein to the contrary, from and after the Closing Date, Buyer shall provide (or cause the Companies to provide) severance pay and benefits to each employee of any of the Companies whose employment terminates or is terminated on or during the 12 month period following the Closing Date which are no less favorable than those set forth in the severance program listed on Schedule 6.14(e) (taking into account subsequent increases in compensation and service). As a condition of any such severance benefits, Buyer and the Companies shall require that eligible employees shall be required to execute (and not revoke) a general release of all claims against Seller, Buyer, the Companies and their respective Affiliates. Prior to the Closing, Seller shall cause the changes described on Schedule 6.14(e)(i) to be effective.
(ii) In addition, from and after the Closing Date, Buyer shall assume full responsibility to provide any severance or termination pay benefits that may be required to be provided under CBAs.

(f) Service Credit. With respect to any incentive, compensation or employee benefit arrangements as may be maintained for employees of any of the Companies from time to time following the Closing Date by Buyer, the Companies or any of their respective Affiliates (including without limitation plans or policies providing severance benefits, vacation entitlement, and sick pay), service by such employees performed for any of Seller, the Companies or any of their Affiliates (or a predecessor to either such entity’s business or assets) shall be treated as service with Buyer and the Companies and their respective Affiliates, for purposes of determining eligibility to participate, vesting and benefit accruals; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits.
(g) Medical and Welfare Plan Obligations.
(i) Buyer agrees to waive any waiting periods or limitations for preexisting conditions for each employee of any of the Companies under the welfare benefit programs of Buyer made available to such Company employees on or following the Closing Date, to the same extent such periods or limitations would have been or were waived by Seller and its Affiliates for the same purpose under the comparable type of welfare benefit program in which such Company employee was participating or eligible to participate immediately prior to the Closing Date. Buyer further agrees to credit each employee of any of the Companies for amounts paid by such Company employee under the welfare benefit program in which such Company employee was participating immediately prior to the Closing Date towards satisfaction of the applicable deductibles and out-of-pocket limits recorded by Seller’s or the Companies’ medical plan administrator as of the Closing Date under the comparable type of welfare benefit program of Buyer or its Affiliates in which such Company employee first participates on or after the Closing Date, to the same extent such credit was given under the applicable welfare benefit program, and in each case in respect of the plan year in which occurs the Closing Date.
(ii) Buyer also shall honor (or cause the Companies to honor) all vacation, personal and sick days accrued by such Company employees under the plans, policies, programs and arrangements of Seller, the Companies or any or their Affiliates (or a predecessor to either such entity’s business or assets) immediately prior to the Closing Date.
(iii) Buyer shall provide (or shall cause the Companies to provide) continuation health care coverage to employees of any of the Companies and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and any similar state local law (“COBRA”) on or after the Closing Date.

(h) Flexible Spending Accounts. Seller, in accordance with the principles and methods set forth in Revenue Ruling 2002-32, shall cause a transfer of assets from a Code Section 125 cafeteria plan maintained by Seller in which any employees of any of the Companies participate prior to the Closing Date to be accepted into any Code Section 125 cafeteria plan that may be maintained on and after the Closing Date by Buyer, any of its Affiliates, any of the Companies, which transfer shall consist of cash equal to the account balances under the first-mentioned Seller Code Section 125 cafeteria plan of such Company employees who are employed on and after the Closing Date. Absent an available Code Section 125 cafeteria plan of Buyer, no such transfer shall be made hereunder. Buyer and Seller shall cooperate in good faith to effectuate the provisions of this Section 6.14(h).
(i) Post-Retirement Benefits. The Companies currently sponsor retiree health programs (the “Company Retiree Plans”) for current and former employees of the Companies (and beneficiaries thereof) who meet (or met) the plans’ applicable eligibility requirements, as well as related voluntary employees’ beneficiary association trusts (the “Company VEBAs”). From and after the Closing, Buyer and the Companies shall have all responsibility and liabilities for, and the Seller and its Affiliates shall cease to have any responsibility or liability for, the Company Retiree Plans and the Company VEBAs, whether arising before, on or after the Closing Date.
(j) Pension Plan.
(i) The Companies currently sponsor a defined benefit pension plan (the “Company Pension Plan”), assets in respect of which are held in a master trust sponsored by the Seller (the “Seller’s Master Trust”). From and after the Closing, Buyer and the Companies shall have all responsibility and liabilities for, and the Seller and its Affiliates shall cease to have any responsibility or liability for, the Company Pension Plan, whether arising before, on or after the Closing Date
(ii) Prior to the Closing Date, Seller shall (x) cause the Companies to establish a separate trust which is intended to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a)(1) of the Code (the “Company Trust”) to hold assets of the Company Pension Plan, and (y) cause a transfer of assets from the Seller’s Master Trust to the Company Trust in respect of Company Pension Plan liabilities, in a total amount determined in accordance with this Section 6.14(j). Such transfer of assets shall be in cash or in kind, as determined by Seller in its discretion.
(iii) Within a reasonable time after the execution of this Agreement, Seller shall cause the trustee of the Seller’s Master Trust to determine the value of the assets allocated to the Company Pension Plan as of the date of the execution of this Agreement. As soon as practicable after such valuation is completed, Seller shall cause the transfer of such amount of assets to the Company Trust referred to above.
(iv) In addition to the amounts transferred to the Company Trust as described in Sections 6.14(j)(i) through 6.14(j)(iii), immediately prior to the Closing Date, Seller shall (A) cause all in kind assets transferred to the Company Trust in accordance with Sections 6.14(j)(i) through 6.14(j)(iii) to be liquidated into cash (such that only cash shall be held in the Company Trust as of the Closing Date), and (B) provide satisfactory evidence of such transfer to Buyer at Closing.

(v) Without limiting the generality of Section 6.14(f), Buyer shall continue to provide the Company Pension Plan participants with credit for their service with the Seller, the Companies and their Affiliates, as applicable, prior to the Closing Date for all purposes for which such service was recognized under the Company Pension Plan including, without limitation, vesting, benefit accrual, eligibility to participate and eligibility for early retirement benefits (including subsidies relating to such benefits).
(vi) Seller shall make the minimum contribution (if any) to the Company Trust on or prior to the Closing Date as required under the Pension Protection Act during the plan year beginning on January 1, 2008.
(k) 401(k) Plan.
(i) From and after the Closing Date, Buyer agrees to cause a defined contribution plan that is maintained or contributed to by Buyer or one of its Affiliates that is intended to be qualified under Section 401(a) of the Code and tax-exempt under Section 501(a) of the Code (“Buyer’s 401(k) Plan”) to provide each Company employee an opportunity to make a direct rollover to Buyer’s 401(k) Plan of an eligible distribution from the PPL Subsidiary Savings Plan (“Seller’s 401(k) Plan”) that includes promissory notes reflecting such Company employee’s then outstanding participant loans under Seller’s 401(k) Plan.
(ii) Seller and the Seller 401(k) Plan shall not place any Company employee’s loan into default on account of the actions contemplated by this Agreement, or on account of the Companies ceasing to be Affiliates of the Seller as of the Closing Date, so long as such employee transfers such employee’s account balance under the Seller’s 401(k) Plan, together with the loan, to the Buyer’s 401(k) Plan through a direct rollover.
(l) Facility Closings; Employee Layoffs. For a period of ninety (90) days after the Closing Date, neither Buyer nor any of the Companies shall terminate the employment of any employees of any of the Companies in such numbers as would trigger any liability under the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) or any state plant closing or severance law. Buyer shall cause the Companies to comply with any notice or filing requirements under WARN and any state plant closing or severance law.
(m) No Amendments; No Third Party Beneficiaries. All provisions contained in this Section 6.14 are included for the sole benefit of the Parties to this Agreement, and nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employee, any participant in any Benefit Plan, or any dependent, alternative payee or beneficiary thereof, or (ii) to continued employment with Seller, Buyer, any of the Companies, or any of their respective Affiliates or continued participation in any Benefit Plan.

SECTION 6.15. Tax Matters. Except as provided in Section 6.13 relating to Transfer Taxes:
(a) With respect to any Tax Return (except those listed in Schedule 6.15(a)) covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to any Company, (i) Seller shall cause such Tax Return to be prepared and shall deliver a draft of such Tax Return to Buyer for Buyer’s review and comments at least 30 days prior to the due date for filing such Tax Return, and (ii) Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes due with respect to the period covered by such Tax Return (subject to the rights of indemnification and reimbursement from Seller for such Taxes set forth in Section 6.15(b)). With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to a Company, (i) Buyer shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods) and shall deliver a draft of such Tax Return to Seller for Seller’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least 30 days prior to the due date for filing such Tax Return, (ii) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax Return, and (iii) thereafter Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes due with respect to the period covered by such Tax Return (subject to the rights of indemnification and reimbursement from Seller for such Taxes set forth in Section 6.15(b)). Those Tax Returns listed in Schedule 6.15(a) will be prepared and filed by Seller and supplied to Buyer within 10 days after the filing. The tax liability shown on such Tax Returns shall be determined to be the liability of the Buyer, the Seller or both in a method consistent with Section 6.15(b).
(b) As between Seller and Buyer, Seller shall be responsible for and indemnify Buyer against, and Seller shall be entitled to all refunds or credits of, any Tax with respect to a Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date (other than Taxes attributable to Buyer having not timely filed any Tax Return in accordance with Section 6.15(a)), in each case to the extent that such Tax exceeds the amount (if any) reflected as a liability for such Tax in the Aggregate Net Working Capital. Within five days prior to the due date for the payment of any such Tax, if (i) the amount of such Tax for which Seller is responsible exceeds (ii) the amount reflected as a current liability for such Tax in the Aggregate Net Working Capital, Seller shall pay to Buyer an amount equal to such excess; if the amount described in clause (ii) exceeds the amount described in clause (i), Buyer shall pay to Seller the amount of such excess. With respect to a Straddle Taxable Period, Seller shall determine the Taxes attributable to the portion of the Straddle Taxable Period that ends on the Closing Date: (x) by an interim closing of the books of the relevant Company as of the Closing Date as to all Taxes based on or measured by income or receipts of a Company (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Company holds a beneficial interest shall be deemed to terminate as of the Closing Date); and (y) as to all Taxes other than those based on or measured by income or receipts of a Company (including ad valorem or property Taxes (“Property Taxes”) and franchise Taxes based solely on capital), by daily proration of such Taxes within the Straddle Tax Period. In determining whether a Property Tax is attributable to a Pre-Closing Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Property Tax bill that is issued with respect to that lien date or other valuation date. For the avoidance of doubt, any Taxes attributable to the Section 338(h)(10) Elections shall be allocable to the Pre-Closing Taxable Period.

(c) Buyer shall be responsible for and indemnify Seller against, and Buyer shall be entitled to all refunds (including, but not limited to, property tax refunds) and credits of, all Taxes of the Companies that are not the responsibility of Seller pursuant to Section 6.15(b).
(d) With respect to any Tax for which Seller is responsible pursuant to Section 6.15(b), Seller shall have the right, at its sole cost and expense, to initiate any claim for refund or credit and to control the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes. Buyer shall (and shall cause the relevant Companies to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Buyer shall (and shall cause the relevant Companies to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller may be responsible within 15 days after its receipt of such notice; failure to give any such written notice within such 15-day period shall cause Buyer to forfeit any rights it may have by reason of Section 4.12 or this Section 6.15 to the extent Seller is actually prejudiced by such failure.
(e) With respect to any contest relating to Taxes (a “Tax Claim”) relating to a Pre-Closing Taxable Period, Seller shall, solely at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto. Buyer shall cooperate with Seller, including agreeing to extension of the statute of limitations, relating to Tax Claims by Seller for Pre-Closing Taxable Periods. Seller and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or any of its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither Seller nor Buyer shall settle any such Tax Claim relating to a Straddle Period without the prior written consent of the other, such consent not to be unreasonably delayed, conditioned or withheld.
(f) Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies within the possession of Seller (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities.

Buyer shall grant or cause the Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) and to the employees of such Companies, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.
(g) If, after the Closing, Buyer or any Company in Buyer’s possession receives a refund or utilizes a credit of any Tax of any such Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within 10 Business Days after such receipt or utilization an amount equal to such refund received or credit utilized.
(h) Buyer, on the one hand, and Seller, on the other hand, shall join in timely making elections under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) (and any corresponding elections under state, local, or foreign tax law) (collectively the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the PPL Gas Utilities Shares and the Companies, and Buyer and Seller shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax Law) or any successor provision. Pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder, the Purchase Price (together with applicable liabilities and other relevant items), as adjusted in accordance with the terms hereof, shall be allocated among the assets of the Companies as set forth in the allocation schedule (the “Allocation Schedule”) to be mutually agreed by Seller and Buyer within 60 days after the date hereof. Neither Seller nor Buyer shall take any position (whether in financial statements, Tax Returns, tax audits, or otherwise) that is inconsistent with such Allocation Schedule determined in accordance with this Section 6.15(h). Seller will pay any Taxes attributable to the making of the Section 338(h)(10) Elections.
(i) Seller hereby covenants and agrees to reasonably cooperate, at Buyer’s sole cost and expense, with all Buyer requests for assistance in obtaining successor employer treatment for federal, state, and local payroll Tax purposes of the Companies, including the execution of any forms necessary for such treatment (such as PA-100).
SECTION 6.16. Further Actions. (a) Subject to the terms and conditions of this Agreement, each of Buyer and Seller agrees to use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, as soon as reasonably practicable following the date hereof, Seller shall provide Buyer (at Seller’s sole cost and expense) with (i) historical 2008 financial general ledger information applicable to the pre-Closing period for the purposes of preparing historic rate case test year information and (ii) business unit budget information prepared in accordance with Seller’s budgetary process for preparing future rate case test year information. In addition, during the period between October 1, 2008 and the Closing Date, Seller shall provide Buyer (at Seller’s sole cost and expense) with consultation regarding rate case information and Buyer’s preparation of rate case filing schedules and responses to subsequent interrogatories.
(c) Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.
SECTION 6.17. Preparation of Audited Financial Statements Seller shall use commercially reasonable efforts to prepare and deliver to Buyer an audited consolidated balance sheet of PPL Gas Utilities as of December 31, 2007, and as of December 31, 2008, if the Closing occurs after February 28, 2009, and audited consolidated statements of income and cash flows of PPL Gas Utilities for the twelve-month period ended December 31, 2007, and December 31, 2008, if the Closing occurs after February 28, 2009 (such audited balance sheet, statements of income and cash flows and related notes to the financial statements, the “Audited Financials”). In addition, Seller shall use commercially reasonable efforts to prepare and deliver to Buyer an unaudited consolidated balance sheet of PPL Gas Utilities as of the end of the interim period preceding the Closing for which Buyer must provide interim financial statements of PPL Gas Utilities in a report on Form 8-K and unaudited consolidated statements of income and cash flows of PPL Gas Utilities for the interim period ending as of the date of such balance sheet and for the prior year comparative period (such unaudited balance sheets, statements of income and cash flows and related notes to the financial statements, the “Interim Financials”). The Audited Financials and Interim Financials shall be prepared in accordance with GAAP, except to the extent permitted by Regulation S-X, adopted by the Securities and Exchange Commission, and the Audited Financials shall be accompanied by the unqualified opinion of the auditors of PPL Gas Utilities. Seller shall promptly advise Buyer of any material issues relating to the preparation of the Audited Financials, and Buyer shall reimburse Seller for the reasonable fees and expenses of Seller’s external auditor relating to the preparation of the Audited Financials. Seller shall use commercially reasonable efforts to deliver the Audited Financials and Interim Financials to Buyer by the Closing Date, but Seller’s requirement to deliver such Audited Financials and Interim Financials shall not be a condition to Closing. In addition, upon Buyer’s request, Seller shall use commercially reasonable efforts to provide such supplemental schedules and other unaudited financial information as Buyer may reasonably request related to Audited Financials and Interim Financials.

SECTION 6.18. Transition Plan.
Within 15 days after the execution date of this Agreement, Seller shall deliver to Buyer a list of its proposed representatives to a joint transition team, which shall include individuals with expertise from various functional specialties associated or involved in providing billing, payroll and other support services provided to PPL Gas Utilities by any automated or manual process using facilities or employees that are not transferred to Buyer pursuant to this Agreement. Buyer will add its representatives to such team within 15 days after receipt of Seller’s list. Such team will be responsible for preparing as soon as reasonably practicable after the execution date of this Agreement, and timely implementing, a transition plan that will identify and describe substantially all of the various transition activities that the parties will cause to occur before the Closing. Buyer and Seller shall use their commercially reasonable efforts to cause their Representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan by no later than 60 days after the date of this Agreement.
ARTICLE VII
SPECIFIED CONDITIONS
SECTION 7.1. Buyer’s Condition Precedents. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:
(a) Representations and Warranties. The representations and warranties of Seller set forth in Article III and Article IV hereof shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date as though made on and as of such date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.
(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Seller shall have been performed and complied with in all material respects prior to or at the Closing Date.
(c) Certificate. Seller shall execute and deliver to Buyer a certificate of an authorized officer of Seller, dated as of the Closing Date, stating that the conditions specified in Sections 7.1(a) and 7.1(b) of this Agreement have been satisfied.
(d) Consents. The Consents or Filings marked with an asterisk on Schedule 3.3 or Schedule 5.3 shall have been duly obtained by Final Order, made or given and shall be in full force and effect, all terminations or expirations of applicable waiting periods imposed by any Governmental Entity with respect to the transactions contemplated thereby (including under the HSR Act) shall have occurred, and none of such Consents or Filings shall impose terms or conditions that would reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Buyer.

(e) No Injunctions. On the Closing Date, there shall be no Laws or Orders that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement. No action or proceeding initiated by any Governmental Entity seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.
(f) Material Adverse Change. There shall not have occurred from December 31, 2007 to the Closing Date any event or development that has had or is reasonably expected to have a Material Adverse Effect.
(g) Documents. Seller shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including pursuant to Sections 2.4 and 6.11(b).
SECTION 7.2. Seller’s Condition Precedents. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:
(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article V hereof shall be true and correct in all material respects (except for representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date as though made on and as of such date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.
(b) Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Buyer shall have been performed and complied with in all material respects prior to or at the Closing Date.
(c) Certificate. Buyer shall execute and deliver to Seller a certificate of an authorized officer of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied.
(d) Consents. The Consents or Filings marked with an asterisk on Schedule 3.3 or Schedule 5.3 shall have been duly obtained by Final Order, made or given and shall be in full force and effect, all terminations or expirations of applicable waiting periods imposed by any Governmental Entity with respect to the transactions contemplated thereby (including under the HSR Act) shall have occurred, and none of such Consents or Filings shall impose terms or conditions that would reasonably be expected to result in a material adverse effect on Seller and its Affiliates (taken as a whole).

(e) No Injunctions. On the Closing Date, there shall be no Laws or Orders that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement. No action or proceeding initiated by any Governmental Entity seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.
(f) Documents. Buyer shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.4.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION AND RELEASE
SECTION 8.1. Survival. Other than Section 3.2 (Authorization), Section 3.6 (Title), Section 3.7 (Brokers) and Section 4.2(b) (Subsidiaries) which shall survive indefinitely; Section 4.10 (Environmental Matters), which shall survive until the third anniversary of the Closing Date; and Section 4.12 (Taxes), which shall survive for a period equal to the applicable statute of limitations for the taxable year for each Tax, the representations and warranties of Seller set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements of the Parties contained in this Agreement shall not terminate on the Closing Date and shall survive indefinitely until performed in accordance with this Agreement.
SECTION 8.2. Indemnification by Seller. (a) From and after the Closing Date, subject to the other provisions of this Article VIII, Seller agrees to indemnify Buyer and its officers, directors, employees and Affiliates (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by such Indemnified Buyer Entity and arising out of or resulting from (i) any breach of any of the representations and warranties made by Seller to Buyer, (ii) any breach by Seller of any of its covenants or agreements contained in this Agreement, (iii) any Indebtedness of the Companies not paid or otherwise satisfied in full on or prior to the Closing Date, (iv) any Intercompany Accounts not settled or cancelled prior to the Closing Date, (v) the matters referred to on Schedule 3.4, and (vi) except for matters identified with an asterisk on Schedule 4.10, liabilities pursuant to Environmental Laws or Orders relating to the Companies’ (or their predecessors’) former manufactured gas plant properties or off-site disposal sites (if any), in each case outside of the Commonwealth of Pennsylvania, relating to any period prior to the Closing Date to the extent the applicable property or site is identified by Buyer to Seller in writing on or before the third anniversary of the Closing Date (regardless of whether such Damages are suffered, paid or incurred prior to or following such third anniversary).
(b) Notwithstanding anything to the contrary contained in this Section 8.2, the Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 8.2(a)(i):

(i) only if the amount of Damages with respect to such claim exceeds the amount of $50,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”);
(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Buyer Entities, with respect to all claims for indemnification pursuant to Section 8.2(a)(i) (other than De Minimis Claims), exceed the amount of one and one-half percent (1.5%) of the Purchase Price (the “Deductible”), whereupon (subject to the provisions of clause (iii) below) Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and
(iii) only with respect to claims for indemnification under Section 8.2(a)(i) made on or before the expiration of the survival period pursuant to Section 8.1 for the applicable representation or warranty.
(c) Notwithstanding anything to the contrary contained in this Section 8.2, in no event shall the Indemnified Buyer Entities be entitled to aggregate Damages in excess of the amount of fifteen percent (15%) of the Purchase Price (the “Cap”). Notwithstanding anything in this Section 8.2 to the contrary, (i) a De Minimis Claim, the Deductible and the Cap shall not apply to any indemnification obligation of Seller related to Section 3.2 (Authorization), Section 3.6 (Title), Section 3.7 (Brokers) and Section 4.2(b) (Subsidiaries); provided, however, that Seller shall not be required to indemnify the Indemnified Buyer Entities for any breach of Sections 3.2, 3.6, 3.7 and 4.2(b) for Damages in excess of the Purchase Price and (ii) the Cap shall not apply to any indemnification obligation of Seller pursuant to Sections 8.2(a)(ii) through 8.2(a)(v), inclusive; provided, however, that Seller shall not be required to indemnify the Indemnified Buyer Entities pursuant to Section 8.2(a)(v) for Damages in excess of the Purchase Price.
(d) For the avoidance of doubt, there shall be no entitlement to an indemnity under this Article VIII for a breach of the representations in Section 4.12 (Taxes) or the covenants in Section 6.2(a)(ix) if the Buyer is entitled to an indemnity under Section 6.15.
SECTION 8.3. Indemnification by Buyer. (a) From and after the Closing, Buyer hereby agrees to indemnify, defend and hold Seller and its officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) harmless from and against any and all Damages suffered, paid or incurred by such Indemnified Seller Entities and arising out of or resulting from (i) any breach of any of the representations and warranties made by Buyer to Seller, (ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement, or (iii) the ownership and/or operation of the Companies and their assets, whether related to any period of time before or after the Closing and whether arising out of contract, tort, strict liability, other Law or otherwise, except for (A) criminal actions or fraud and (B) any matters for which any Buyer Indemnified Entity is entitled to seek indemnification from Seller pursuant to the terms of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 8.3, in no event shall the Indemnified Seller Entities be entitled to aggregate Damages in excess of the Cap for claims under Section 8.3(a)(i).
SECTION 8.4. Indemnification Procedures. (a) If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstances exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party”), within ten Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such action or claim for indemnification is not, or does not relate to, a claim brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such Claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail.
(b) If any claim or demand by an Indemnified Entity under this Article VIII relates to a Claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 8.4(b)) and with its own counsel. If, within thirty days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section 8.4(b) to defend, settle or compromise such action, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Entity’s sole cost and expense. In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Deductible.

(c) This Section 8.4 shall not apply to claims relating to Taxes made under Section 6.15, with respect to which the procedures set forth in Section 6.15 shall govern.
SECTION 8.5. General. (a) Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII or Section 6.15 to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that any of the Companies may have against Third Parties. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article VIII or Section 6.15 shall be reduced (retroactively, if necessary) by any net insurance proceeds actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds actually received.
(b) In addition to the requirements of Section 8.5(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.
(c) Subject to the rights of any insurance carriers contemplated in Section 8.5(a) above, the Indemnifying Party shall be subrogated to any right of action that the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.
(d) The indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement.
SECTION 8.6. “As Is” Sale; Release. (a) EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, (i) THE COMPANIES AND SELLER’S INTEREST IN THE PPL GAS UTILITIES SHARES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES OR THE PPL GAS UTILITIES SHARES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES AND THEIR ASSETS.

(b) Except for the obligations of Seller under this Agreement and the Transition Services Agreements, for and in consideration of the transfer of the PPL Gas Utilities Shares, effective as of the Closing Date, Buyer hereby absolutely and unconditionally releases, acquits and forever discharges, and shall cause each of its Affiliates (including the Companies) to absolutely and unconditionally release, acquit and forever discharge, Seller and its Affiliates (including PPL Services Corporation), each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, including any claims under Environmental Laws, in each case to the extent arising out of or resulting from the ownership and/or operation of the Companies, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Companies (and any predecessors), whether related to any period of time before or after the Closing Date, except for criminal actions or fraud; provided, however, that in the event Buyer’s Affiliates are sued by Seller or its Affiliates for any matter subject to this release, Buyer’s Affiliates shall have the right to raise any defenses or counterclaims in connection with such lawsuits.
SECTION 8.7. Right to Specific Performance; Certain Limitations. Notwithstanding anything in this Agreement to the contrary:
(a) Without limiting or waiving in any respect any rights or remedies of a Party under this Agreement now or hereafter existing at law, in equity or by statute, each of the Parties hereto shall be entitled to specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement;
(b) No Representative, Affiliate of, or direct or indirect equity owner in, Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and no Representative, Affiliate of, or indirect equity owner in, Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and
(c) No Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however, that if a Party is held liable to a third party for any of such damages and the other Party is obligated to indemnify such Party for the matter that gave rise to such damages, then such indemnifying Party shall be liable for, and obligated to reimburse the other Party for, the total amount of such damages howsoever characterized.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.1. Grounds for Termination. This Agreement may be terminated:
(a) by either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Closing shall not have occurred or is not reasonably likely to occur within 12 months after the date of this Agreement (the “Outside Date”) (provided, that if on the Outside Date all the Consents required in order to satisfy the conditions set forth in Section 7.1(d) and Section 7.2(d) have not been obtained and such conditions are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VII have been fulfilled or are capable of being fulfilled, then, at the option of either Buyer or Seller, (which shall be exercised by written notice on or before the Outside Date), the Outside Date shall be extended to 15 months after the date of this Agreement);
(b) by Buyer if (i) Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller such that the closing condition set forth in Section 7.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 7.1(a) would not be satisfied; provided, in the case of (i) or (ii), that such breach is not cured by Seller within 30 Business Days after Seller receives written notice of such breach from Buyer;
(c) by Seller if (i) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied; provided, in the case of (i) or (ii), that such breach is not cured by Buyer within 30 Business Days after Buyer receives written notice of such breach from Seller;
(d) by Buyer, on the one hand, or Seller, on the other hand, in writing if there shall be in effect a nonappealable Order prohibiting, enjoining, restricting or making illegal the transactions contemplated by this Agreement;
(e) by Seller, if at the Closing Buyer fails to make the payments required to be made by Buyer; or
(f) at any time prior to the Closing Date by mutual written agreement of Buyer and Seller.

SECTION 9.2. Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of either Party (or either Party’s Affiliates or Representatives), except liability for any breach of any covenants or other agreements under this Agreement prior to such termination, or under the following provisions, which shall also survive termination: Section 6.4, Section 6.5, Article IX and Article X.
ARTICLE X
MISCELLANEOUS
SECTION 10.1. Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:
(a) if to Buyer, to:
UGI Utilities, Inc.
460 North Gulph Road
King of Prussia, PA 19406
Attn: General Counsel
Facsimile: (610) 992-3258
with a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Howard L. Meyers
Facsimile: (215) 963-5001
(b) if to Seller, to:
PPL Corporation
Two North Ninth Street
Allentown, PA 18101
Attn: General Counsel
Facsimile: (610) 774-4455
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario A. Ponce
Fax: (212) 455-2502

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective). Each such notice, request or communication shall be effective (x) if mailed, three calendar days after mailing at the address specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from such Party), (y) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving Party) and (z) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 10.1 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day will be deemed to be effective on the next Business Day.
SECTION 10.2. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.
SECTION 10.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the agreements, appendices, exhibits, schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (including the Confidentiality Agreement, between PPL Corporation and Buyer, dated October 11, 2007 (the “Confidentiality Agreement”)). The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
SECTION 10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict or choice of law provision that would result in the application of another state’s law.

SECTION 10.6. Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 10.7. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party; provided that Buyer may transfer any of its rights and obligations under this Agreement to an affiliated partnership or corporation, including for purposes of having such partnership or corporation take ownership of the PPL Gas Utilities Shares, so long as Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.7 shall be null and void, ab initio.
SECTION 10.8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.9. Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Each Party acknowledges that this Agreement was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

SECTION 10.10. Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Buyer and Seller. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
SECTION 10.11. Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered paragraph shall be deemed to correspond to and qualify any other numbered paragraph relating to such Party to which the applicability of the disclosure is readily apparent. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PPL Corporation
By:
Name:
Title:

UGI Utilities, Inc.
By:
Name:
Title:

Appendix A
As used in the Agreement, the following terms have the following meanings:
“Actual Aggregate Net Working Capital” has the meaning set forth in Section 2.2(b).
An “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.
“Aggregate Net Working Capital” means (without duplication), except as otherwise provided in this Agreement, the sum of the Net Working Capital of the Companies, as determined in accordance with the methodology used in the preparation of the sample calculation of Aggregate Net Working Capital set forth on Schedule 1.1 (which sets forth a sample calculation as of December 31, 2007) and in accordance with GAAP as of 12:01 A.M. (Eastern time) on the Closing Date.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 6.15(h).
“Antitrust Authorities” has the meaning set forth in Section 6.6(a).
“Asset” means all of the assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible, owned by the Companies.
“Audited Financials” has the meaning set forth in Section 6.17.
“Base Purchase Price” has the meaning set forth in Section 2.1(b).
“Benefit Plans” has the meaning set forth in Section 4.9(a).
“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer’s 401(k) Plan” has the meaning set forth in Section 6.14(k)(i).
“Cap” has the meaning set forth in Section 8.2(c).
“Casualty Event” has the meaning set forth in Section 6.9.

“CBA” has the meaning set forth in Section 6.14(c)(i).
“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.
“Claim Notice” has the meaning set forth in Section 8.4(a).
“Closing” has the meaning set forth in Section 2.3.
“Closing Capital Expenditure Amount” means the positive difference, if any, between (i) the scheduled capital expenditures (excluding capital expenditures for new business) for the Companies on a cumulative basis from January 1, 2008 through the Closing Date as set forth on Schedule 6.2(a)(xii), with such cumulative amount equal to the scheduled cumulative expenditure balance for the month of Closing Date, multiplied by the cumulative number of days from January 1, 2008 through the Closing Date divided by the cumulative number of days from January 1, 2008 through the last day of the month of that the Closing Date occurs; minus (ii) the actual capital expenditures (excluding capital expenditures for new business) made by the Companies on a cumulative basis from January 1, 2008 through the Closing Date. For the avoidance of doubt, if the calculation in the immediately preceding sentence results in a negative value, then the Closing Capital Expenditure Amount shall be zero.
“Closing Date” has the meaning set forth in Section 2.3.
“COBRA” has the meaning set forth in Section 6.14(g)(iii).
“Code” has the meaning set forth in Section 6.15(h).
“Companies” means each of PPL Gas Utilities, Penn Fuel and Gas-Oil Products.
“Company Pension Plan” has the meaning set forth in Section 6.14(j)(i).
“Company Plans” has the meaning set forth in Section 6.14(a).
“Company Reports” has the meaning set forth in Section 4.13.
“Company Retiree Plans” has the meaning set forth in Section 6.14(i).
“Company Trust” has the meaning set forth in Section 6.14(j)(ii).
“Company VEBAs” has the meaning set forth in Section 6.14(i).
“Confidentiality Agreement” has the meaning set forth in Section 10.4.
“Consent” has the meaning set forth in Section 3.3.
“Continuing Support Obligation” has the meaning set forth in Section 6.3(d).

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.
“Credit Rating” means, with respect to any Person, the rating then assigned to such Person’s unsecured, senior long-term debt obligations not supported by third party credit enhancements, or if such Person does not have such a rating, then the rating then assigned to such Person as an issuer, by Moody’s or Fitch, as applicable.
“Damages” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, deficiencies, costs and expenses, including the reasonable fees and disbursements of counsel and experts (including reasonable fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.
“De Minimis Claim” has the meaning set forth in Section 8.2(b)(i).
“Deductible” has the meaning set forth in Section 8.2(b)(ii).
“Easements” means all easements, rights of way, permits, prescriptive rights and other ways of necessity, whether or not of record, relating to real property.
“Environmental Law” means any applicable statute, ordinance, Order or regulation of any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the treatment, storage or disposal of Hazardous Substances.
“ERISA” has the meaning set forth in Section 4.9(a).
“Estimated Aggregate Net Working Capital” has the meaning set forth in Section 2.2(a).
“Filing” has the meaning set forth in Section 3.3.
“Final Order” means an action by a Governmental Entity as to which (i) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (ii) no petition for rehearing of the action is pending and the time for filing any such petition or application has passed, (iii) such Governmental Entity does not have the action under reconsideration on its own motion and (iv) no appeal to a court or a request for stay by a court of the Governmental Entity’s action is pending or in effect and the deadline for filing any such appeal or request has passed.
“Financial Statements” has the meaning set forth in Section 4.3.
“GAAP” means generally accepted accounting principles in the United States, as consistently applied by PPL Gas Utilities and Penn Fuel in accordance with their past practices.

“Gas-Oil Products” means Gas-Oil Products, Inc. of Delaware, a Delaware corporation.
“Gas-Oil Shares” has the meaning set forth in Section 4.2(b).
“Good Practices” means any of the practices, methods and activities approved by a significant portion of the gas or propane distribution industry, as applicable, as good practices applicable to operations of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment by an operator of a distribution business in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable law. Good Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the gas or propane distribution industry, as applicable.
“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body, official or other instrumentality of the United States or any foreign, state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electric reliability or gas, electricity, power or other markets.
“Hazardous Substance” means any substance or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, or hazardous waste under any Environmental Law, including, petroleum, polychlorinated biphenyls, and friable asbestos, but excluding propane.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor law.
“Indebtedness” means any of the following classified under GAAP as long-term: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property, services or any other deferred cost (except trade accounts payable as a current liability in the ordinary course of business), (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
“Indemnified Buyer Entity” has the meaning set forth in Section 8.2(a).
“Indemnified Entity” has the meaning set forth in Section 8.4(a).
“Indemnified Seller Entity” has the meaning set forth in Section 8.3(a).
“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Independent Accounting Firm” means Deloitte & Touche LLP or, if such firm is unable to take such engagement, an independent accounting firm of national reputation that is selected by mutual agreement of Seller and Buyer or, if Seller and Buyer do not reach mutual agreement on the independent accounting firm to be selected within five (5) days after either Party first receives written notice from the other Party requesting such mutual agreement in connection with a requirement for such Independent Accounting Firm under this Agreement, then by mutual agreement by Seller’s and Buyer’s respective accounting firms; provided, that if Seller’s and Buyer’s respective accounting firms do not reach mutual agreement on an independent accounting firm within five (5) days after such decision is referred to them for determination, then the independent accounting firm shall be selected by the American Arbitration Association pursuant to the then effective and applicable rules of the American Arbitration Association (with Seller and Buyer sharing equally the cost of such selection process).
“Intercompany Accounts” has the meaning set forth in Section 2.5.
“Interim Financials” has the meaning set forth in Section 6.17.
“Interim Period” means the period beginning on the date hereof and ending at the Closing.
“Knowledge” means, (i) in the case of Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 2(a), and (ii) in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 2(b).
“Large Volume Meters” has the meaning set forth in Section 6.7.
“Law” means, with respect to any Person, any statute, law, standards, code, common law, treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its respective properties or assets, as amended from time to time.
“Legal Requirements” means any federal, state, county, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, adopted code, principle of common law, regulation, rule, directive, approval, notice, tariff, franchise agreement, statute or treaty, or stock exchange rule.
“Lien” means, with respect to any property or asset, any charge, adverse claim, lien, option, mortgage, pledge, security interest, right of first refusal or other encumbrance.

“Material Adverse Effect” means any change or event that is materially adverse to (i) the assets, liabilities, operations or condition of the Companies, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or in the industries in which the Companies operate, whether international, national, regional or local, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power or gas, propane or other fuel supply or transportation or related products, including those due to actions by competitors, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in national, regional, state or local fuel transportation or distribution systems or channels, (e) strikes, work stoppages or other labor disturbances, (f) increases in the costs of commodities or supplies, including fuel, (g) effects of weather or meteorological events, (h) any change of Law, accounting standards or regulatory policy after the date of this Agreement, (i) changes or adverse conditions in the securities markets, including those relating to debt financing, (j) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and (k) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement, in the case of each of clauses (e), (f) and (h) which do not have a materially disproportionate effect on any of the Companies, or (ii) the Seller’s ability to perform its obligations hereunder.
“Material Contracts” means all Contracts requiring or guaranteeing (including by collateral signature, surety, or joint and several debt) payments in excess of $500,000 per annum or $2,000,000 in the aggregate, or which contain any covenant restricting the ability of the Companies to compete or to engage in any activity or business, except for Contracts with respect to which the Companies will not be bound or have liability after the Closing or which are terminable on less than ninety (90) days’ notice without penalty.
“Net Working Capital” means, except as otherwise provided in this Agreement, the net working capital of a Company, as determined in accordance with the methodology used in the preparation of the sample calculation of Aggregate Net Working Capital set forth on Schedule 1.1, and in accordance with GAAP as of 12:01 A.M. (Eastern time) on the Closing Date.
“Non-Company Affiliates” means any Affiliate of Seller, except for the Companies.
“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Entity, or by any arbitrator, each of which possesses competent jurisdiction.
“Outside Date” has the meaning set forth in Section 9.1(a).
“Parent Plans” has the meaning set forth in Section 6.14(a).
“Party” or “Parties” means Seller and Buyer, individually, a “Party”, and collectively as the “Parties”.
“Penn Fuel” means Penn Fuel Propane, LLC, a Pennsylvania limited liability company.
“Penn Fuel Interests” has the meaning set forth in Section 4.2(b).

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or which is being contested in good faith by Seller or its Affiliates, including the Companies, (c) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, materially detract from the value of the assets to which they attach, (d) zoning, planning, and other similar limitations and restrictions, all rights of any Governmental Entity to regulate a property, (e) any Lien set forth in any franchise or governing ordinance under which any portion of the Companies’ businesses is conducted, (f) all rights of condemnation, eminent domain or other similar rights of any Person, (g) any Lien to be released on or prior to Closing, and (h) any other Lien which does not materially interfere with the Companies’ use of the assets used in their businesses.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Entity.
“Policies” has the meaning set forth in Section 4.11.
“PPL Gas Utilities” has the meaning set forth in the Recitals.
“PPL Gas Utilities Shares” has the meaning set forth in the Recitals.
“Pre-Closing Taxable Period” has the meaning set forth in Section 6.15(a).
“Proceeding” means any claim, action, arbitration, hearing, audit, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
“Property Taxes” has the meaning set forth in Section 6.15(b).
“Purchase Price” has the meaning set forth in Section 2.1(b).
“Real Property” means all real property owned or leased by the Companies, together with all interests in real property (including Easements) used or held for use by the Companies.
“Representatives” means the officers, directors, managers, employees, counsel, accountants, financial advisers or consultants of a Person.
“Section 338(h)(10) Elections” has the meaning set forth in Section 6.15(h).
“Securities Act” has the meaning set forth in Section 5.8.
“Seller” has the meaning set forth in Preamble.
“Seller Mark” or “Seller Marks” has the meaning set forth in Section 6.8.
“Seller’s 401(k) Plan” has the meaning set forth in Section 6.14(k)(i).
“Seller’s Master Trust” has the meaning set forth in Section 6.14(j)(i).

“Straddle Taxable Period” has the meaning set forth in Section 6.15(a).
“Support Obligations” has the meaning set forth in Section 6.3(a).
“Tax” or “Taxes” means any United States local, state or federal or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto and shall include any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.
“Tax Claim” has the meaning set forth in Section 6.15(e).
“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Terminated Contracts” has the meaning set forth in Section 6.11(a).
“Third Party” has the meaning set forth in Section 8.4(a).
“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.
“Transition Services Agreements” has the meaning set forth in Section 6.11(b).
“WARN” has the meaning set forth in Section 6.14(l).